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                                                                    Exhibit 99.1

CONTACT:  SEQUUS PHARMACEUTICALS, INC.        BURNS MCCLELLAN
          Joseph M. Limber                    Lilian Stern (Investor Inquiries)
          Executive VP and Acting COO         212-505-1919
          Donald J. Stewart                   Justin Jackson (Media Inquiries)
          VP Finance                          415-399-4525
          4l5/323-90ll



FOR IMMEDIATE RELEASE

  LIPOSOME TECHNOLOGY CHANGES NAME TO SEQUUS PHARMACEUTICALS

      --SEQUUS Pharmaceuticals will trade under new Nasdaq symbol "SEQU"--

MENLO PARK, CA, June 26, 1995 -- Liposome Technology, Inc. (Nasdaq: LTIZ) today announced that it has changed its name to SEQUUS Pharmaceuticals, Inc.

"The name change is part of an overall strategy to create a pharmaceutical identity for the Company and its products", said Chairman and Chief Executive Officer Nick V. Arvanitidis, Ph.D. "We are approaching a major milestone with the anticipated US launch of DOXIL-Registered Trademark-to treat AIDS patients with refractory Kaposi's sarcoma. This is a period of significant change for the Company and, thus, the time is right to adopt a new name which reflects our transition to a pharmaceutical company."

DOXIL is SEQUUS' proprietary long-circulating STEALTH-Registered Trademark-liposome formulation of the widely prescribed anticancer drug doxorubicin hydrochloride. On February 14, 1995, DOXIL was recommended for approval for treatment of refractory AIDS-KS by the FDA's Oncologic Drugs Advisory Committee under the FDA's accelerated approval procedures. The Company is currently working with the FDA to finalize the design of a Phase IV "post-marketing" study, the product labeling, and the promotional and advertising materials, as required for final approval by the FDA.

Founded in 1981 and headquartered in Menlo Park, California (with offices in London, England), SEQUUS Pharmaceuticals is engaged in the development, manufacture, marketing and sale of proprietary pharmaceutical products for the critical care market. The Company is developing DOXIL to treat advanced forms of cancer, including AIDS-related Kaposi's sarcoma. In addition, the Company is focusing on the clinical development and commercialization of its proprietary antifungal product AMPHOCIL-TM-. AMPHOCIL is approved in the United Kingdom, Finland, and the Republic of Ireland. SEQUUS Pharmaceuticals has been publicly traded on the Nasdaq Stock Market's National Market System since 1987.

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